FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-04

THIS FREE WRITING PROSPECTUS, DATED SEPTEMBER 18, 2012, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND COLLATERAL TERM SHEET, EACH DATED SEPTEMBER 12, 2012

$1,136,676,000
(Approximate)

Wells Fargo Commercial Mortgage Trust 2012-LC5
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
Ladder Capital Finance LLC
The Royal Bank of Scotland
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2012-LC5

September 18, 2012

WELLS FARGO SECURITIES	RBS

Co-Lead Bookrunning Manager	Co-Lead Bookrunning Manager

Ladder Capital Securities	Citigroup
Co-Manager	Co-Manager

$1,136,676,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2012-LC5
Commercial Mortgage Pass-Through Certificates, Series 2012-LC5

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$1,136,676,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2012-LC5
Commercial Mortgage Pass-Through Certificates, Series 2012-LC5

The Free Writing Prospectus dated September 12, 2012 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated September 12, 2012 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated September 18, 2012 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

1.          Class A-3 and Class A-FL Certificates.

The principal balance of the Class A-3 certificates, which were offered pursuant to the Free Writing Prospectus, has been revised from $466,683,000 to $556,683,000.  The Class A-FL certificates and the Class A-FX certificates, which were not offered pursuant to the Free Writing Prospectus and are not offered hereby, will not be issued by the issuing entity and there will be no Class A-FX regular interest related to the issuing entity.  Giving effect to the elimination of the Class A-FL certificates and the Class A-FX certificates, the trust fund will issue fifteen (15) classes of commercial mortgage pass-through certificates.

2.         Revised Issue Characteristics.

Class	Expected Ratings (Fitch/Moody’s)	Approx. Initial Principal Balance or Notional Amount(1)	Approx. % of Aggregate Cut-off Date Balance	Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Weighted Average Life (Years)(3)	Expected Principal Window(3)
Publicly Offered Certificates
A-3	AAA(sf)/Aaa(sf)	$556,683,000	43.587%	30.000%	%		9.83	04/2022 - 09/2022

Notes:	(1)
The principal balances and notional amounts set forth in the table are approximate.  The actual initial principal balances and notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in the Free Writing Prospectus.

(2)
The approximate initial credit support with respect to the Class A-1, A-2, A-3 and A-SB certificates represents the approximate credit enhancement for the Class A-1, A-2, A-3 and A-SB certificates in the aggregate.

(3)	Calculated based on a 0% CPR and the structuring assumptions described in the Free Writing Prospectus.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$1,136,676,000 (Approximate)
Wells Fargo Commercial Mortgage Trust 2012-LC5
Commercial Mortgage Pass-Through Certificates, Series 2012-LC5

3. Revised DEC Table.
Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-3 Certificates at the Specified Percentages of CPR

0% CPR During Lockout, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR
Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 2013	100%	100%	100%	100%	100%
September 2014	100%	100%	100%	100%	100%
September 2015	100%	100%	100%	100%	100%
September 2016	100%	100%	100%	100%	100%
September 2017	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	99%
September 2020	100%	100%	100%	100%	99%
September 2021	100%	100%	100%	100%	99%
September 2022 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.83	9.81	9.78	9.74	9.55

Collateral Update

1.
With respect to the mortgage loans being sold to the depositor by Ladder Capital Finance LLC, the following exceptions to the mortgage loan representations and warranties are added to Annex C-2 to the Free Writing Prospectus:

Ladder Capital Finance LLC
Representation Number on Annex C-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

(6) Mortgage Status; Waivers and Modifications	Pecan Creek & Glen Knoll MHCs (Loan No. 31)
The post-closing obligation of the related Mortgagor to obtain a certificate of occupancy for the clubhouse at each related Mortgaged Property has been extended until approximately October 17, 2012, at which time the related lender would be entitled (at its option) to declare an event of default based on the failure to obtain such certificate of occupancy.

(26) Local Law Compliance	Pecan Creek & Glen Knoll MHCs (Loan No. 31)	The related Mortgagor does not currently have a certificate of occupancy for the clubhouse at each related Mortgaged Property.

(27) Licenses and Permits	Pecan Creek & Glen Knoll MHCs (Loan No. 31)	The related Mortgagor does not currently have a certificate of occupancy for the clubhouse at each related Mortgaged Property.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.